Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Deferred Compensation Plan for Non-Employee Directors and the Nonqualified Deferred Compensation Plan of Cameron International Corporation of our reports dated February 27, 2008, with respect to the consolidated financial statements of Cameron International Corporation and the effectiveness of internal control over financial reporting of Cameron International Corporation, incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the financial statement schedule of Cameron International Corporation included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Houston, Texas
January 7, 2009